Exhibit 23.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136511, 333-147288, 333-148197, 333-149503, 333-156915, 333-160529, 333-176180, 333-190319, and 333-220559 on Form S-8 of our reports dated March 16, 2018, relating to the consolidated financial statements and financial statement schedule of Electronics For Imaging, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10K/A of the Company for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Jose, California March 19, 2018